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CYTOKINETICS ANNOUNCES STRATEGIC REALIGNMENT
OF WORKFORCE AND OPERATIONS

Focused Research to Muscle Biology
Expected to Result in Expanded Development Portfolio and Decreased Spending in 2009

South San Francisco, CA, September 16, 2008 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced plans to realign its workforce and operations in line with a strategic reassessment of its research and development activities and corporate objectives. As a result, the company will focus research activities to its muscle biology programs while advancing drug candidates in its clinical pipeline. To implement this plan, the company is reducing its workforce by approximately 29% and will be discontinuing research activities directed to oncology.

“After critically reviewing our current research and development as well as other business activities, we have made the decision to reposition our company to what we believe may be the most attractive value generating opportunities. In particular, going forward we will be better positioned to focus to programs that leverage our competitive advantages in muscle biology and contractility,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “We believe these changes will result in the necessary savings to enable our advancement of CK-1827452 while also affording us resources to advance potential drug candidates in each of our contractility programs directed at skeletal and smooth muscle to clinical trials and continuing our innovative research in muscle biology.”

Cytokinetics’ Strategic Priorities:

CK-1827452: Conclude the ongoing Phase IIa clinical trials program and deliver the required clinical data from these clinical trials to Amgen in order to inform the potential exercise of Amgen’s option under the companies’ strategic alliance. Additionally, we are planning for the initiation of Phase IIb trials for CK-1827452 in 2009.

Ispinesib and SB-743921: Conclude the Phase I portions of the ongoing Phase I/II clinical trials in order to inform the potential exercise of GlaxoSmithKline’s option under the companies’ strategic alliance. Evaluate the potential to initiate the Phase II portions of these ongoing clinical trials in 2009.

GSK-923295: Support GlaxoSmithKline’s ongoing Phase I clinical trial and its expected progression into Phase II in 2009.

Skeletal Muscle Program: Advance our skeletal muscle activator development compound to an IND filing and initiate a planned Phase I clinical trial in 2009.

Smooth Muscle Program: Advance the smooth muscle inhibitor program to development compound selection allowing for the potential initiation of IND-enabling studies in 2009.

Realignment and Workforce Reductions:

Following the implementation of this realignment and restructuring program, Cytokinetics will have reduced its workforce to 111 people. The company is providing severance, employee benefit continuation and career transition assistance to the employees directly affected by the restructuring. Cytokinetics anticipates incurring restructuring charges of approximately $2.5 million in the third quarter of 2008, primarily associated with personnel-related termination costs. The Company’s operating expenditures on a cash basis for the first half of 2008 was approximately $33.0 million. The Company anticipates its full year 2008 cash operating expenditures to be between $76.0 and $81.0 million, including severance costs and its current assumptions associated with costs related to its clinical trials and consultants. As a result of this restructuring, the Company’s cash operating expenses are anticipated to decrease between $12.0 and $16.0 million in 2009.

“Decisions like this are especially difficult,” stated Mr. Blum. “We want to express our deep appreciation to the highly talented and dedicated individuals who will be leaving Cytokinetics. They have contributed importantly to our company in many ways and we are grateful for their insights, diligence and innovation which have propelled the company forward and challenged us to be our best. We wish them all well and rededicate ourselves to the company’s vision.”

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs. Cytokinetics’ cardiovascular disease program is focused to cardiac myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound from this program, CK-1827452, a novel small molecule cardiac myosin activator, entered Phase II clinical trials for the treatment of heart failure in 2007. Under a strategic alliance established in 2006, Cytokinetics and Amgen Inc. are performing joint research focused on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. Amgen has obtained an option for an exclusive license to develop and commercialize CK-1827452, subject to Cytokinetics’ development and commercial participation rights. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division. Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer. Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Cytokinetics is sponsoring a Phase I clinical trial of ispinesib as monotherapy as a first-line treatment in chemotherapy-naïve patients with locally advanced or metastatic breast cancer. In addition, Cytokinetics is conducting a Phase I trial of SB-743921 in patients with non-Hodgkin or Hodgkin lymphoma. GSK has an option for the joint development and commercialization of ispinesib and SB-743921. Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E). GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK; GSK began a Phase I clinical trial with GSK-923295 in 2007. In April 2008, Cytokinetics announced the selection of a potential drug candidate directed towards skeletal muscle contractility which may be developed as a potential treatment for skeletal muscle weakness associated with neuromuscular diseases or other conditions. All of these drug candidates and potential drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to: the anticipated restructuring costs that Cytokinetics will incur and its anticipated cash operating expenditures for 2008 and 2009, Cytokinetics ability to provide Amgen the data package necessary to trigger Amgen’s option to CK-1827452, the attractiveness and value generating potential of Cytokinetics’ research and development programs in muscle biology, the properties and potential benefits of CK-1827452 and Cytokinetics’ other drug candidates and potential drug candidates, Cytokinetics’ plans to initiate a Phase IIb trial for CK-1827452 in 2009, and Cytokinetics’ plans to initiate a Phase I trial for a skeletal muscle activator and to initiate IND-enabling studies for a smooth muscle inhibitor in 2009. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential difficulties or delays in the research, development, testing, regulatory approval or production of CK-1827452 or Cytokinetics’ other drug candidates that could slow or prevent pre-clinical or clinical development or the exercise by Amgen or GSK of their respective options , including risks that, patient enrollment for or conduct of clinical trials may be difficult or delayed, including without limitation, due to political instability in countries where clinical trials of CK-1827452 or Cytokinetics’ other drug candidates are being conducted, that Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; others may introduce products or alternative therapies for the treatment of indications CK-1827452 or Cytokinetics’ other drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from Cytokinetics’ partner.. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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